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                                                                   EXHIBIT 5 (a)


December 6, 2000

Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan  48098

Gentlemen:

                 I am Assistant General Counsel and Secretary of Delphi Automotive Systems Corporation (the "Company"), a Delaware corporation, and I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to 500,000 shares of the Common Stock of the Company, par value $.01 per share (the "Shares"), issuable under the ASEC Manufacturing Savings Plan (the "Plan").

                 I have examined such documents, records and matters of law as I have deemed appropriate as a basis for the opinion expressed herein. I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.

                 Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that Shares issued by the Company under the Plan under which they are issued and paid for in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable by the Company.

                 I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Diane L. Kaye
----------------------------
Diane L. Kaye
Assistant General Counsel and
Secretary











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